Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports Operating Results for the Three and Six Months Ended June 30, 2007

Company Increases FFO Per Share by 12.5% to $0.27 and Acquires 18 Properties for $216 Million.

SALT LAKE CITY, Utah, August 1, 2007 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today operating results for the three and six months ended June 30, 2007.  “The second quarter again showed solid growth in rental revenues, driven by our focus on operational best practice and targeted revenue management initiatives.  Beyond organic growth, we continue to execute our business plan and invest in high-quality property acquisitions in our core markets,” said Kenneth M. Woolley, Chairman and CEO of Extra Space Storage Inc.

Second Quarter 2007 Highlights:

•                  Achieved funds from operations (“FFO”) of $0.27 per diluted share, a 12.5% increase over the previous year.  FFO for the quarter was reduced by approximately $0.006 due to lease-up dilution from wholly-owned and joint-venture development properties opened during 2006 and 2007.

•                  Increased revenue and net operating income (“NOI”) at 181 same-stores by 4.3% and 4.6%, respectively, when compared to the second quarter of 2006.

•                  Acquired 18 self-storage properties, including nine properties from AAAAA Rent-A-Space in Northern California and Hawaii, for an aggregate cost of approximately $216.4 million.

•                  Completed the development of one wholly-owned property for approximately $10.8 million.

•                  Declared and paid a regular quarterly dividend of $0.2275 per share.

The results for the three and six months ended June 30, 2007 include the operations of 585 properties, 242 of which were wholly-owned and consolidated, one of which was held in joint venture and consolidated, and 342 of which were held in joint ventures and accounted for using the equity method.  This compares to the results for the three and six months ended June 30, 2006, which included the operations of 556 properties, 208 of which were wholly-owned and consolidated and 348 of which were in joint ventures accounted for using the equity method.  Results for both periods include equity in earnings of real estate joint ventures, management fees and development fees.

FFO Per Share:

FFO per fully diluted share for the three months ended June 30, 2007 was $0.27 compared to $0.24 for the three months ended June 30, 2006, an increase of 12.5%.  FFO per share for the three months ended June 30, 2007 was reduced by approximately $0.006 related to carrying costs associated with the Company’s development program.  Approximately $0.003 is attributable to three wholly-owned development properties opened during 2006 and one completed in 2007, and approximately $0.003 is attributable to two joint-venture developments opened in 2006 and two completed to date in 2007.

FFO per fully diluted share for the six months ended June 30, 2007 was $0.51 compared to $0.43 for the six months ended June 30, 2006, an increase of 18.6%. FFO per share for the six months ended June 30, 2007 was reduced by approximately $0.012 related to carrying costs associated with the Company’s development program.  Approximately $0.007 is attributable to three wholly-owned development properties opened during 2006 and one completed in 2007 and approximately $0.005 is attributable to two joint-venture developments opened in 2006 and two completed to date in 2007.

FFO available to common stockholders was $18.9 million and $35.2 million, respectively, for the three and six months ended June 30, 2007, as compared to $13.2 million and $24.2 million, respectively, for the three and six months ended June 30,

2006.  The following table sets forth the calculation of FFO (dollars are in thousands, except share data):

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net income	$8,695	$3,092	$15,165	$3,830

Plus:
Real estate depreciation	7,830	6,648	15,416	13,121
Amortization of intangibles	807	1,951	1,614	4,504
Joint venture real estate depreciation and amortization	1,026	1,247	2,087	2,447
Joint venture loss on sale of properties	5	—	5	—
Income allocated to Operating Partnership minority interest	515	225	899	279

Funds from operations	$18,878	$13,163	$35,186	$24,181

Weighted average number of shares - basic
Common stock (excluding restricted shares)	64,439,138	51,625,135	64,356,827	51,606,618
OP units	4,012,379	3,825,787	4,012,379	3,825,787
Total	68,451,517	55,450,922	68,369,206	55,432,405

Weighted average number of shares - diluted
Common stock	65,586,220	52,165,301	65,377,778	52,157,299
OP units	4,012,379	3,825,787	4,012,379	3,825,787
Total	69,598,599	55,991,088	69,390,157	55,983,086

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”), excluding gains or losses on sales of operating properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Operating Results for the Three and Six Months Ended June 30, 2007:

Total revenues for the three and six months ended June 30, 2007 were $56.6 million and $110.3 million, respectively, compared to $48.5 million and $93.9 million, respectively, for the three and six months ended June 30, 2006. Net income for the three and six months ended June 30, 2007 was $8.7 million and $15.2 million, respectively, compared to $3.1 million and $3.8 million, respectively, for the three and six months ended June 30, 2006.

Total expenses for the three and six months ended June 30, 2007 were $36.8 million and $73.0 million, respectively, compared to $33.7 million and $67.9 million, respectively, for the three and six months ended June 30, 2006.

Interest expense for the three and six months ended June 30, 2007 was $15.4 million and $28.8 million, respectively, compared to $12.8 million and $24.8 million, respectively, for the three and six months ended June 30, 2006.

Same-Store Portfolio Performance:

The Company’s same-store stabilized portfolio for the three and six months ended June 30, 2006 and 2007 consisted of 181 properties that were wholly-owned and operated and that were stabilized by the first day of each period. The Company considers a property to be stabilized once it has been open three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  These results provide information relating to property operations without the effects of acquisitions or completed developments. The results shown should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole (dollars are in thousands):

	Three Months Ended June 30,		Percent	Six Months Ended June 30,		Percent
	2007	2006	Change	2007	2006	Change
Same-store rental revenues	$39,624	$37,980	4.3%	$78,534	$74,748	5.1%
Same-store operating expenses	13,815	13,308	3.8%	27,519	26,830	2.6%
Same-store net operating income	25,809	24,672	4.6%	51,015	47,918	6.5%

Non same-store rental revenues	8,768	4,040	117.0%	16,089	6,447	149.6%
Non same-store operating expenses	3,537	1,940	82.3%	6,729	3,160	112.9%

Total rental revenues	48,392	42,020	15.2%	94,623	81,195	16.5%
Total operating expenses	17,352	15,248	13.8%	34,248	29,990	14.2%

Same-store square foot occupancy as of quarter end	87.5%	88.1%		87.5%	88.1%

Properties included in same-store	181	181		181	181

The increase in same-store revenue for the three and six months ended June 30, 2007 over the prior year was due to the Company’s ability to maintain occupancy and increase rental rates to existing customers.  For the three and six months ended June 30, 2007, the increase in expenses over the prior year was predominantly due to property taxes and increased advertising expenditures resulting from the Company’s first national television advertising program.

Property Acquisitions:

For the three months ended June 30, 2007, the Company acquired 18 properties located in California, Florida, Georgia, Hawaii, Maryland and Virginia for an aggregate cost of approximately $216.4 million.  Included in the total for the quarter were nine properties acquired from AAAAA Rent-A-Space in California and Hawaii for approximately $137.8 million.  For the six months ended June 30, 2007, the Company acquired 22 properties for approximately $245.1 million.

Property Development:

During the three months ended June 30, 2007, the Company completed the development of one wholly-owned self-storage property located in California for approximately $10.8 million.  For the six months ended June 30, 2007, the Company completed the development of three properties, in two of which the Company holds a joint-venture interest.  The Company expects to complete one wholly-owned self-storage development in the third quarter 2007 for approximately $9.1 million in total development cost.

Quarterly Dividend Declared and Paid:

On June 1, 2007, the Company announced its second quarter common stock dividend of $0.2275 per share. The dividend was paid on June 29, 2007 to stockholders of record as of June 15, 2007. The dividend payment was calculated based on an annual dividend of $0.91 per share.

Balance Sheet Flexibility:

As of June 30, 2007, the Company’s total debt, including trust preferred notes and exchangeable senior notes, was $1.2 billion, compared to $948.2 million at December 31, 2006.  The Company’s ratio of total fixed rate debt to total debt was 94.8%. The weighted average interest rate was 5.0% for fixed rate loans and 6.2% for variable rate loans. The weighted average interest rate of all fixed and variable rate loans was 5.1%. The Company had $81.0 million of capacity on its line of credit, of which none was outstanding as of June 30, 2007.

Outlook:

Self-storage demand fundamentals remain generally positive in the majority of the Company’s markets.  The Company estimates that revenues and NOI for the three months ending September 30, 2007 will be 4% to 5% higher than revenues and NOI achieved in 2006 in the same period.  The Company’s wholly-owned lease-up properties continue to gain occupancy and many are expected to achieve stabilized levels of occupancy in 2007.

The Chicago, Denver, Houston and San Francisco/Oakland markets were some of the Company’s leading performers in terms of year-on-year revenue growth at stabilized properties.  Stabilized properties in markets throughout Florida have experienced measurable decreases in revenue and occupancy when compared with the same periods in 2006.  The markets of

Atlanta, Detroit and Las Vegas also lagged the portfolio average in stabilized property revenue growth.

Concluded Mr. Woolley, “The self-storage market continues to be competitive, but we are seeing firm underlying demand.  We feel positive about our year-to-date revenue growth across our portfolio and our ability to grow through acquisitions and development.  We remain confident that, with continued high-quality execution, we will achieve our forecast for the upcoming quarter.”

Earnings Outlook:

For the three months ending September 30, 2007, the Company estimates fully diluted FFO to be in the range of $0.28 and $0.30 per share.  For the year ending December 31, 2007, the Company estimates fully diluted FFO to be in the range of $1.07 and $1.11 per share.

The Company’s estimates are forward-looking and based on management’s view of current and future market conditions. The Company’s actual results may differ materially from these estimates which include the following assumptions:

•                  Wholly-owned stabilized property revenue and NOI growth of between 4% and 5%.

•                  Annual interest expense of approximately $62.0 million.

•                  Acquisition volume of between $300 million and $350 million, including the $245.1 million in acquisitions already completed in 2007.

•                  General and administrative expenses (net of development fees) of between $36.0 million and $37.0 million for the full year.  This amount includes estimated non-cash compensation expense of $2.6 million.

•                  Estimates are given after taking into account between $1.8 million and $2.1 million of carrying costs associated with the Company’s development program.  Approximately $1.2 million to $1.4 million of carrying costs are associated with three wholly-owned developments opened in 2006, one opened in 2007 and two that are scheduled to open in the third and fourth quarters of 2007.  Approximately $0.6 million to $0.7 million of carrying costs are associated with two joint-venture developments opened in 2006 and two completed to date in 2007.

Forward Looking Statements

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including without limitation, management’s examination of historical operating trends and estimates of future earnings, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release. Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  changes in general economic conditions and in the markets in which we operate;

•                  the effect of competition from new self-storage facilities or other storage alternatives, which would cause rents and occupancy rates to decline;

•                  potential liability for uninsured losses and environmental contamination;

•                  difficulties in our ability to evaluate, finance and integrate acquired and developed properties into our existing operations and to lease up those properties, which could adversely affect our profitability;

•                  the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs, which could increase our expenses and reduce our cash available for distribution;

•                  difficulties in raising capital at reasonable rates, which could impede our ability to grow;

•                  delays in the development and construction process, which could adversely affect our profitability; and

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan.

Supplemental Financial Information

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s web site at www.extraspace.com. Click on the “investor relations” link at the bottom of the home page, and then on Financial Reports and the document entitled “Q2 2007 Supplemental Financial Information.”

Conference Call

Extra Space Storage Inc. will host a conference call at 1:00 p.m. Eastern Time on Wednesday, August 1, 2007, to discuss its second quarter 2007 results. The conference call will be broadcast live over the Internet and can be accessed by all interested parties through the Company’s website at www.extraspace.com and then by clicking on the “investor relations” link at the bottom of the home page.  To listen to the live call, please go to the website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. A digital replay will be available on Wednesday, August 1, 2007 at 3:00 p.m. Eastern Time through Thursday, August 16, 2007 at midnight Eastern Time. To access the replay, dial 888-286-8010 and enter the conference ID number 92516845. International callers should dial 617-801-6888 and enter the same conference ID number.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust that operates 644 self-storage properties in 33 states and Washington, D.C. The Company’s properties comprise approximately 441,000 units and 46.9 million square feet rented by approximately 323,000 individual tenants. The Company is the second largest operator of self storage in the United States.

For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 477-9800

- Financial Tables Follow -

Extra Space Storage Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets:
Real estate assets:
Net operating real estate assets	$1,641,120	$1,382,055
Real estate under development	35,906	35,336
Net real estate assets	1,677,026	1,417,391

Investments in real estate ventures	91,303	88,115
Cash and cash equivalents	45,790	70,801
Short-term investments	90,331	—
Restricted cash	35,528	44,282
Receivables from related parties and affiliated real estate joint ventures	8,321	15,880
Other assets, net	35,640	33,356
Total assets	$1,983,939	$1,669,825

Liabilities, Minority Interests, and Stockholders’ Equity:
Notes payable	$875,730	$828,584
Notes payable to trusts	119,590	119,590
Exchangeable senior notes	250,000	—
Line of credit	—	—
Obligation associated with Preferred Operating Partnership units	15,268	—
Accounts payable and accrued expenses	25,363	25,704
Other liabilities	22,960	17,234
Total liabilities	1,308,911	991,112

Commitments and contingencies

Preferred Operating Partnership units (net of $100,000 note receivable)	6,465	—

Minority interest in Operating Partnership	37,020	34,841
Other minority interests	277	317

Stockholders’ equity:
Preferred stock , $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common Stock, $0.01 par value, 200,000,000 shares authorized, 64,833,425 and 64,167,098 shares issued and outstanding at June 30, 2007 and December 31, 2006 respectively	649	642
Paid-in capital	824,088	822,181
Accumulated deficit	(193,471)	(179,268)
Total stockholders’ equity	631,266	643,555
Total liabilities, minority interests, and stockholders’ equity	$1,983,939	$1,669,825

Extra Space Storage Inc.
Consolidated Statement of Operations - Unaudited
(Dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006

Revenues:
Property rental	$48,392	$42,020	$94,623	$81,195
Management and franchise fees	5,143	5,181	10,351	10,340
Tenant insurance	2,688	971	4,831	1,892
Development fees	182	175	237	225
Other income	145	184	284	249
Total revenues	56,550	48,531	110,326	93,901

Expenses:
Property operations	17,352	15,248	34,248	29,990
Tenant insurance	1,217	589	2,190	1,222
Unrecovered development and acquisition costs	159	24	409	342
General and administrative	8,968	8,747	18,208	17,992
Depreciation and amortization	9,123	9,057	17,919	18,333
Total expenses	36,819	33,665	72,974	67,879

Income before interest, minority interests and equity in earnings of real estate ventures	19,731	14,866	37,352	26,022

Interest expense	(15,437)	(12,784)	(28,833)	(24,769)
Interest income	3,668	148	5,116	630
Minority interest - Operating Partnership	(515)	(225)	(899)	(279)
Minority interests - other	56	—	40	—
Equity in earnings of real estate ventures	1,192	1,087	2,389	2,226
Net income	$8,695	$3,092	$15,165	$3,830

Net income per common share
Basic	$0.13	$0.06	$0.24	$0.07
Diluted	$0.13	$0.06	$0.23	$0.07

Weighted average number of shares
Basic	64,439,138	51,625,135	64,356,827	51,606,618
Diluted	69,598,599	55,991,088	69,390,157	55,983,086

Cash dividends paid per common share	$0.23	$0.23	$0.46	$0.46